Exhibit 2.1

PLAN OF CONVERSION

This PLAN OF CONVERSION, dated as of ________ ___, 2013 (including all of the Exhibits attached hereto, this “Plan of Conversion”), is hereby adopted by TPG Partners V, L.P., the managing member (the “Managing Member”) of ASC Acquisition LLC, a Delaware limited liability company (the “LLC”), in order to set forth the terms, conditions and procedures governing the conversion of the LLC from a Delaware limited liability company to a Delaware corporation to be named “Surgical Care Affiliates, Inc.” (the “Corporation”) pursuant to Section 18-216 of the Delaware Limited Liability Company Act (the “LLC Act”) and Section 265 of the General Corporation Law of the State of Delaware (the “DGCL”).

W I T N E S S E T H

WHEREAS, the LLC was formed on March 23, 2007 and has been operating under the Second Amended and Restated Limited Liability Company Operating Agreement of the LLC, dated as of August 22, 2007, as amended (the “LLC Agreement”);

WHEREAS, upon the terms and subject to the conditions of this Plan of Conversion and in accordance with the LLC Act and the DGCL, the LLC will be converted to a Delaware corporation pursuant to and in accordance with Section 18-216 of the LLC Act and Section 265 of the DGCL (the “Conversion”);

WHEREAS, the Managing Member, pursuant to Section 12.13 of the LLC Agreement (i) has determined that in order to facilitate a public offering of the securities of the Corporation (the “IPO”), the Conversion is advisable and in the best interests of the LLC and its members (the “Members”) and (ii) hereby approves and adopts this Plan of Conversion, the Conversion, and the other documents and transactions contemplated by this Plan of Conversion;

WHEREAS, in connection with the Conversion, every 10.25 outstanding Membership Units (as defined in the LLC Agreement) of the LLC shall be converted into one (1) share of common stock, par value $0.01 per share (the “Common Stock”) of the Corporation as provided in this Plan of Conversion;

WHEREAS, the Managing Member, pursuant to the Written Consent of the Managing Member dated July 15, 2013, has established a Pricing Committee (the “Pricing Committee”), with authority to act for and in the name of the Managing Member, to approve the specific terms and conditions of the IPO, including, without limitation, the offering price of shares of Common Stock to be sold in the IPO (the “Offering Price”); and

NOW, THEREFORE, in accordance with the LLC Act and the DGCL, upon the Effective Time (as defined below), the LLC shall be converted to the Corporation. The mode of carrying the Conversion into effect shall be as described in this Plan of Conversion.

ARTICLE I

THE CONVERSION

SECTION 1.01 The Conversion. At the Effective Time (as defined below), the LLC shall be converted to the Corporation and, for all purposes of the laws of the State of Delaware, the Conversion shall be deemed a continuation of the existence of the LLC in the form of a Delaware corporation. The Conversion shall not require the LLC to wind up its affairs under Section 18-803 of the LLC Act or pay its liabilities and distribute its assets under Section 18-804 of the LLC Act, and the Conversion shall not constitute a dissolution of the LLC. At the Effective Time, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the LLC, and all property, real, personal and mixed, and all debts due to the LLC, as well as all other things and causes of action belonging to the LLC, shall remain vested in the Corporation and shall be the property of the Corporation, and the title to any real property vested by deed or otherwise in the LLC shall not revert or be in any way impaired by reason of any provision of the LLC Act; but all rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities and duties of the LLC shall remain attached to the Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a corporation. The rights, privileges, powers and interests in property of the LLC, as well as the debts, liabilities and duties of the LLC, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Corporation for any purpose of the laws of the State of Delaware.

SECTION 1.02 Effective Time. The Conversion shall become effective upon the filing of the Certificate of Conversion in the form attached hereto as Exhibit A (the “Certificate of Conversion”) and the Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit B (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware (the “Secretary of State”) pursuant to Section 265 of the DGCL (such time of effectiveness, the “Effective Time”). Notwithstanding the foregoing, each of the Certificate of Conversion and the Certificate of Incorporation may provide for the same post-filing effective time as permitted by the LLC Act and the DGCL, in which case the Effective Time shall be the post-filing effective time stated in the Certificate of Conversion and Certificate of Incorporation. The LLC, and the Managing Member or Andrew Hayek or Peter Clemens (such persons, the “Authorized Officers”) on behalf of the LLC, acting singly, shall execute, deliver and file the Certificate of Conversion, and Richard L. Sharff, Jr. shall act as incorporator and execute, deliver and file the Certificate of Incorporation.

SECTION 1.03 Certificate of Incorporation and Bylaws of the Corporation. At and after the Effective Time, the Certificate of Incorporation and By-Laws of the Corporation (the “By-Laws”) shall be in the forms attached hereto as Exhibit B and Exhibit C, respectively, until amended in accordance with their terms and the DGCL.

SECTION 1.04 Directors and Officers. The initial directors of the Corporation shall be Thomas C. Geiser, Andrew Hayek, Frederick A. Hessler, Curtis S. Lane, Sharad Mansukani, Jeffrey K. Rhodes and Todd B. Sisitsky, each of whom shall be named to the initial Board of Directors of the Corporation. The initial chairman of the Board of Directors shall be Todd B. Sisitsky. The Board of Directors of the Corporation shall be divided into three classes, the term of each of which shall terminate on the date of the annual meeting of stockholders held in the year indicated in parenthesis below, each designated as Class I, Class II and Class III as follows:

Class I (2014)

Sharad Mansukani

Jeffrey K. Rhodes

Todd B. Sisitsky

Class II (2015)

Thomas C. Geiser

Curtis S. Lane

Class III (2016)

Andrew Hayek

Frederick A. Hessler

The initial officers of the Corporation shall be determined by the Board of Directors of the Corporation, promptly following the Conversion, in each case until their respective successors are duly elected or appointed and qualified.

SECTION 1.05 Termination. This Plan of Conversion may be terminated and the Conversion abandoned by action of the Managing Member at any time prior to the Effective Time (a “Termination”). Upon a Termination, if the Certificate of Conversion and the Certificate of Incorporation have been filed with the Secretary of State, but have not become effective, any person or entity that was authorized to execute, deliver and file such certificates, including an Authorized Officer, may execute, deliver and file a Certificate of Termination of such certificates.

ARTICLE II

CONVERSION; CERTIFICATES

SECTION 2.01 Conversion of Membership Units. At the Effective Time, by virtue of the Conversion and without any action on the part of the LLC, the Corporation or the Members, every 10.25 outstanding Membership Units shall be converted into one (1) share of Common Stock and the number of options underlying the right to purchase 10.25 Membership Units shall be converted into an option to purchase one (1) share of Common Stock; provided, however, no fractional shares of Common Stock shall result from the Conversion. If a fractional share of Common Stock would result from the Conversion, the Member otherwise entitled to such fractional share shall receive, in lieu of any fraction of a share of Common Stock (after aggregating all fractional shares of Common Stock such Member would otherwise be entitled to receive), an amount of cash equal to such fraction of Common Stock multiplied by the Offering Price.

SECTION 2.02 Effect of Conversion on Employee Benefit, Incentive Compensation or Other Similar Plans. Upon the terms and subject to the conditions of this Plan of Conversion, at the Effective Time, by virtue of the Conversion and without any further action on the part of the LLC or its Members, each employee benefit plan, incentive compensation plan or other similar plan to which the LLC is a party shall continue to be a plan of the Corporation. To the extent that any such plan provides for the issuance of Membership Units, upon the Effective Time, such plan shall be deemed to provide for the issuance of Common Stock. A number of shares of the Common Stock shall be reserved for issuance under such plan or plans equal to the number of Membership Units so reserved immediately prior to the Effective Time divided by 10.25.

SECTION 2.03. Registration of Shares.

(a) Registration in Book-Entry. Shares of Common Stock issued in connection with the Conversion shall be uncertificated, and the Corporation shall register, or cause to be registered, such shares of Common Stock into which each outstanding Membership Unit shall have been converted as a result of the Conversion in book-entry form.

(b) No Further Rights in Membership Units. The shares of Common Stock issued upon the conversion of the outstanding Membership Units in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Membership Units, and shall, when issued, be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, as applicable.

SECTION 2.04 Governing Law. This Plan of Conversion shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

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IN WITNESS WHEREOF, the Managing Member has caused this Plan of Conversion to be duly executed as of the date first above written.

TPG PARTNERS V, L.P.

By: TPG GenPar V, L.P.,

its general partner

By: TPG GenPar V Advisors, LLC,

its general partner

By:
Name:	Ronald Cami
Title:	Vice President

EXHIBIT A

Certificate of Conversion

EXHIBIT B

Certificate of Incorporation

EXHIBIT C

By-Laws